                                                                      EXHIBIT 12

                          DEAN WITTER, DISCOVER & CO.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                         THREE MONTHS
                            ENDED           FOR THE YEAR ENDED DECEMBER 31,
                          MARCH 31,   ---------------------------------------------
                             1996       1995     1994     1993     1992      1991
                         ------------ -------- -------- -------- --------  --------
Earnings:
  Income before income
   taxes................    $400.4    $1,395.9 $1,214.6 $  996.2 $  702.9  $  555.6
  Interest expense......     390.7     1,514.8  1,048.5    815.3    965.8   1,081.8
  Interest factor in
   rent expense.........      13.0        42.7     41.8     41.6     44.8      54.1
  Gain on sale of
   subsidiary stock.....       --          --       --       --     (32.1)      --
                            ------    -------- -------- -------- --------  --------
    Total earnings......    $804.1    $2,953.4 $2,304.9 $1,853.1 $1,681.4  $1,691.5
                            ======    ======== ======== ======== ========  ========
Fixed charges:
  Interest expense......    $390.7    $1,514.8 $1,048.5 $  815.3 $  965.8  $1,081.8
  Interest factor in
   rent expense.........      13.0        42.7     41.8     41.6     44.8      54.1
                            ------    -------- -------- -------- --------  --------
    Total fixed charges.    $403.7    $1,557.5 $1,090.3 $  856.9 $1,010.6  $1,135.9
                            ------    -------- -------- -------- --------  --------
Ratio of earnings to
 fixed charges..........       2.0         1.9      2.1      2.2      1.7       1.5
                            ======    ======== ======== ======== ========  ========

  "Earnings" consist of income before income taxes and fixed charges and in 1992 includes a cumulative effect of change in method of accounting for postretirement benefits. Additionally, "Total earnings" for 1992 excludes a nonrecurring gain of $32.1 from the initial public offering of 25.7% of SPS Transaction Services, Inc., a subsidiary of the Company. "Fixed charges" consist of interest costs, including interest on deposits, and that portion of rent expense estimated to be representative of the interest factor.